EXHIBIT 10.3

The Ryland Group, Inc.
2004 Non-Employee Director Equity Plan
Stock Option Agreement

     AGREEMENT, dated this ______ day of _________, 200__, between THE RYLAND GROUP, INC. (the “Corporation”) and ____________ (the “Director”).

1.   Grant of Option

     Subject to the terms and conditions set forth herein and in the 2004 Non-Employee Director Equity Plan (the “Plan”), the Corporation grants to the Director during the period beginning on the date of this Agreement and ending at the close of business on ____________, 20__ (the “Option Period”), the option to purchase (the “Option”) from the Corporation at a price of $______ per share up to but not exceeding in the aggregate ___shares of the Corporation’s common stock. The Option is a non-statutory stock option not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

2.   Exercise of Option

     The Option granted in Paragraph 1 may be exercised in whole or in part beginning _________, 200__.

3.   Method of Exercising Option and Payment of Exercise Price

     The Option shall be exercised by delivery of a written Notice of Exercise stating the number of shares the Director desires to purchase. The form of Notice of Exercise is attached to this Agreement as Exhibit A. Notice(s) should be delivered to Val Zook, The Ryland Group, Inc., 24025 Park Sorrento, Suite 400, Calabasas, California 91302; Telephone No. (818) 223-7558; Facsimile No. (818) 223-7675.

     The Director shall pay the exercise price in the following ways:

(a)	Cash or check payable to the order of the Corporation;

(b)	Delivery of common stock (including executed stock powers attached thereto);

(c)	Broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage firm approved by the Committee; or

(d)	Any combination of the foregoing methods.

     The value of shares of common stock used as payment for the exercise of an Option shall be the closing price of such shares on the New York Stock Exchange on the date of exercise of an Option.

4.   Termination

     The Option shall terminate upon the happening of the following events:

(a)	The expiration of 10 years from the date of this Agreement; or

(b)	The expiration of three years after the date of termination of the Director’s service on the Board of Directors.

5.   Assignability

     The Option is not assignable or transferable except by will or the laws of descent and distribution. The Option is exercisable during the Director’s lifetime only by the Director or the Director’s guardian or legal representative.

6.   Rights as a Stockholder

     The Director shall have no rights as a stockholder with respect to any shares covered by the Option until the date of issuance of the shares to the Director and then only from the date of the stock certificate. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of the stock certificate for the shares of common stock related to the exercise of an Option.

7.   Director’s Agreement

     Notwithstanding any other provision of this Agreement, the Director agrees that Director will not exercise any Option, and the Corporation shall not be obligated to deliver any shares of common stock or make any cash payment, if counsel to the Corporation determines such exercise, delivery or payment would violate any law or regulation or agreement to which the Corporation is subject.

8.   Construction

     This Agreement has been entered into in accordance with the terms of the Plan, and the terms of the Plan shall control and govern at all times the terms and conditions of this Option. The Director agrees by acceptance of the Option that the terms, conditions and provisions of this Agreement and the Plan shall determine the rights and obligations of the Corporation and the Director in connection with the Option.

THE RYLAND GROUP, INC.
By:
R. Chad Dreier
Chairman, President and Chief Executive Officer